Monaker Group, Inc. 8-K

Exhibit 2.2

William Kerby
CEO

Monaker Group, Inc.

This letter is in reference to the Stock Purchase Agreement dated November 2, 2020 (the “Purchase Agreement”), by and between Dr. Jason Morton, an individual (“Seller”) and Monaker Group, Inc., a Nevada corporation (“Purchaser”).

Seller recognizes that a total of $150,000 of the third Additional Cash Payment (totaling

$300,000) due on or prior to April 15, 2021, pursuant to Section 1.2(c)(iii) of the Purchase Agreement, shall be accelerated and shall be paid on December 11, 2020.

Upon receipt of this accelerated payment of $150,000, Seller agrees to withdraw the previously sent Demand Notice dated November 19, 2020 pursuant to Section 4.6 of the Purchase Agreement.

Pursuant to Section 4.6 of the Purchase Agreement, Seller and Buyer hereby agree that Monaker Group, Inc. will include Jason Morton’s 200,000 shares as part of a registration statement which is to be filed not later than January 30th 2021.

By:	By:
Jason Morton	Bill Kerby – CEO
Date: 12/10/2020	Date: 12/11/2020